Exhibit 99.1

July 29, 2014

Franklin Financial reports 2nd quarter earnings growth

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,319,000 for the quarter ended June 30, 2014. When compared to earnings of $1,355,000 for the second quarter of 2013, net income increased by 71.1%. Net income for the first six months of 2014 was $4,145,000 compared with $2,906,000 for the same period in 2013, an increase of 42.6%.

On a per share basis, diluted earnings were $.55 for the quarter ended June 30, 2014 and $.99 for the first six months of 2014, compared to $.33 and $.70 for the same periods in 2013.

“The local economy continues to show glimpses of improvement,” commented William E. Snell, Jr., President and CEO. “While by no means robust, consumer and small business borrowing are beginning to stir as unemployment and consumer confidence improves. Like most community banks, we have seen loan quality improvement but continue to be challenged by margin compression from the low interest rate environment and the cost of additional regulation.”

Total assets at June 30, 2014 were $1.023 billion, a decline of 1.0% when compared with total assets of $1.033 billion at June 30, 2013.  Net loans grew 0.8% from totals a year earlier to $723.2 million, while total deposits and repurchase agreements were down 1.9% to $903.0 million. The market value of trust assets under management was $582.6 million on June 30, 2014, representing a 4.5% increase from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Mechanicsburg, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).